Exhibit 5.3

LETTER OF CONSENT

TO: The Securities and Exchange Commission

Re: Registration Statement on Form F-9 dated May 15, 2012 (the "Registration Statement") of Suncor Energy Inc. (the "Corporation")

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared a report evaluating the Corporation's reserves as at December 31, 2011, as described in the Annual Information Form ("AIF") of the Corporation dated March 1, 2012.

We refer to the Registration Statement dated May 15, 2012 relating to the offering of Debt Securities from time to time by the Corporation and hereby consent to the reference to our firm under the heading "Interest of Experts" and to the use of our Report which is incorporated in the Registration Statement by reference to the AIF.

Yours Faithfully

GLJ PETROLEUM CONSULTANTS LTD.
By:	/s/ CARALYN P. BENNETT
Name: Caralyn P. Bennett, P. Eng. Title: Vice President
Dated: May 15, 2012 Calgary, Alberta CANADA